AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                              LAS VEGAS SANDS, INC.



     Pursuant to the provisions of Nevada Revised Statutes, Title 7, Chapter 78, the undersigned officers do hereby certify:

     FIRST: The name of the corporation is
                LAS VEGAS SANDS, INC.

     SECOND: The Board of Directors of the corporation duly adopted the following resolutions on November 6, 1997:

             RESOLVED, that it is advisable in the judgment of the Board of Directors of the corporation that the entire text of the Articles of Incorporation of the corporation be amended and restated to read as follows:

             FIRST: The name of the corporation is
                        LAS VEGAS SANDS, INC.

             SECOND: The location of the principal place of the corporation within the State of Nevada is 3355 Las Vegas Boulevard South, Room 1A, in the City of Las Vegas, County of Clark, State of Nevada, and the Resident Agent in charge thereof is Lionel Sawyer & Collins, located at 1700 Bank of America Plaza, 300 South Fourth Street, Las Vegas, Nevada, 89101.

             THIRD: The purpose for which the corporation is formed and the nature of business proposed to be transacted and carried on by it shall be


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         limited to the following: (i) to construct, hold, own, manage, market and operate a hotel, casino, resort, meeting, convention, retail and entertainment complex known as the Venetian Casino Resort (the "Property"), located at 3355 Las Vegas Boulevard, South Las Vegas, Nevada, (ii) to engage in the casino gaming, hotel, and resort business at the Property and elsewhere and any activity and business incidental, directly related or similar thereto (including, without limitation, (a) acting as the managing member of Venetian Casino Resort, LLC ("Venetian"), (b) owning and operating a meeting and convention facility at the Property or other hotel/casino resorts operated by the corporation and (c) owning and operating a retail and entertainment mall at the Property known as the Grand Canal Shops Mall prior to its transfer to a direct or indirect subsidiary of the Company and other retail and entertainment malls at other hotel/casino resorts operated by the corporation), (iii) to enter into and perform any casino lease or casino management agreement to operate any casino to be located on the Phase II Land (as defined in the Loan Documents (as defined below)) or any other casino owned or operated by an Affiliate of the corporation or Venetian, (iv) to own equity interests in any Person that (a) are engaged or proposed to be engaged in any business described in this Article Third, (b) are formed to hold, own and develop the Phase II Land and (c) are formed to acquire and hold directly or indirectly equity interests in any Persons described in clauses (iv)(a) and (b), (v) to enter into any transaction with any of its Affiliates (as defined below) or Venetian to the extent permitted under these Articles of Incorporation, and (vi) to engage in any business or


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         activity that is a reasonable extension, development or expansion thereof or ancillary thereto, including any hotel, entertainment, convention, trade show, meeting, recreation, retail sale or other activity or business designed to promote, market, support, develop, construct or enhance the casino gaming, hotel and resort business operated by the corporation (including, without limitation, incurring indebtedness or providing guarantees, security interests or others forms of credit support in connection with the business activities described above, to the extent permitted by these Articles of Incorporation, and owning and operating joint ventures to supply materials or services for the construction or operation of the Property).

             FOURTH: The authorized capital of the corporation shall be Three Hundred Thousand and 00/100 Dollars ($300,000.00), consisting of Three Million (3,000,000) shares of stock of the par value of Ten Cents ($.10) per share. Each such share, when issued, shall have one (1) vote.

             The corporation shall not issue any stock or securities except in accordance with the provisions of the Nevada Gaming Control Act and the Regulations thereunder. The issuance of any stock or securities in violation thereof shall be ineffective and such stock or securities shall be deemed not to be issued and outstanding until (1) the corporation shall cease to be subject to the jurisdiction of the Nevada Gaming Commission, or (2) the Nevada Gaming Commission shall by affirmative action, validate said issuance or waive any defect in issuance.


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             No stock or securities issued by the corporation and no interest, claim or charge therein or thereto shall be transferred in any manner whatsoever except in accordance with the provisions of the Nevada Gaming Control Act and the regulations thereunder. Any transfer in violation thereof shall be ineffective until (1) the corporation shall cease to be subject to the jurisdiction of the Nevada Gaming Commission, or (2) the Nevada Gaming Commission shall, by affirmative action, validate said transfer or waive any defect in said transfer.


             If the Commission at any time determines that a holder of stock or other securities of this corporation is unsuitable to hold such securities, then until such securities are owned by persons found by the Commission to be suitable to own them (a) the corporation shall not be required or permitted to pay any dividend or interest with regard to the securities, (b) the holder of such securities shall not be entitled to vote on any matter as the holder of the securities, and such securities shall not for any purposes be included in the securities of the corporation entitled to vote, and (c) the corporation shall not pay any remuneration in any form to the holder of the securities.

             FIFTH: The members of the governing board of the corporation shall be styled "Directors."

             Subject to the limitations set forth in this Article Fifth, the number of directors may, at any time or times, be fixed, increased or decreased by a duly adopted amendment to these Articles of Incorporation, or in such manner as shall be provided in the By-Laws of the corporation or by an amendment to


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         the By-Laws of the corporation duly adopted by either the Board of
         Directors or the stockholders. At all times, at least one director shall be designated by a stockholder resolution or written consent as the "Stockholder Director." Any director serving as the Stockholder Director shall remain the Stockholder Director until he or she ceases to be a director or is removed as Stockholder Director by a stockholder resolution or written consent. If the vacancy occurs due to the death, disability or removal of a Stockholder Director, the Board of Directors shall call a special meeting of stockholders at the earliest possible date permitted under applicable law to elect a new Stockholder Director.

             The corporation shall, commencing at the time the indebtedness under the Loan (as defined below) is incurred and continuing for so long as the Loan remains outstanding, have at least one director (the "Special Director") who is not, at the time of initial appointment and, at any time during the one year period immediately preceding the time of initial appointment, was not (a) an employee, officer, director, stockholder or partner of the corporation, Venetian or any of their Affiliates; (b) a customer, supplier or other Person (as defined below) who derives more than 10% of its revenues from its activities with the corporation, Venetian or any of their Affiliates; (c) a Person or other entity controlling or under common control with any such employee, officer, director, stockholder, partner, customer, supplier or other Person; or (d) a member of the immediate family of any such employee, officer, director, stockholder, partner, customer, supplier or other Person; except that, in each case, the Special Director may hold a non-controlling interest in, and may act


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         as a director and/or officer of, Affiliates of the corporation or
         Venetian; provided that, (i) such Affiliates do not transact more than a de minimis portion of their business with the corporation, Venetian, or any of their Affiliates which is currently involved in, or will in the future be involved in, the development of the Property (a "Project Affiliate"), or any Affiliate which owns a direct or indirect interest in any Project Affiliate, and (ii) the aggregate value of such non-controlling interest comprises only a minor portion of the Special Director's net worth. The Special Director may retain counsel, at the corporation's expense, to advise the Special Director as to his or her qualifications and duties as set forth herein. For purposes of these Articles of Incorporation, an "Affiliate" of any Person shall mean any Person that, directly or indirectly, controls or is controlled by, or is under direct or indirect common control with, such Person; provided, that, the corporation and Venetian shall not be deemed Affiliates for purposes of these Articles of Incorporation. "Control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the owner ship of voting securities or by contract or otherwise. "Loan," as used herein shall mean (i) any indebtedness of the corporation and Venetian under the Credit Agreement, among the corporation, Venetian, and the lenders named therein, Goldman Sachs Credit Partners, L.P., as arranger and syndication agent, and The Bank of Nova Scotia, as administrative agent, as revised, amended, modified or restated, (ii) any indebtedness of the corporation and


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             Venetian under the credit agreement between the corporation,
         Venetian, and GMAC Commercial Mortgage Corporation, as revised, amended, modified or restated, (iii) any indebtedness under the 12-1/4% Mortgage Notes due 2004, issued by the corporation and Venetian pursuant to the Indenture, among the corporation, Venetian, certain guarantors named therein and First Trust National Association, as trustee, as revised, amended, modified or restated, or (iv) any indebtedness under the 14-1/4% Senior Subordinated Notes due 2005, issued by the corporation and Venetian pursuant to the Indenture, among the corporation, Venetian, certain guarantors named therein and First Union National Bank, as trustee, as revised, amended, modified or restated. "Person" shall mean any individual, corporation, limited liability company, partnership, joint venture, estate trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

             In the event of the death, incapacity, resignation or removal of the Special Director, during the period in which the corporation is required to have a Special Director, the Board of Directors or the stockholders, by vote at a duly held meeting of the stockholders or by unanimous written consent, shall promptly appoint a replacement Special Director satisfying the requirements of the foregoing paragraph. To the extent a Special Director receives compensation, it will be paid by the corporation from its own funds.


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             In accordance with N.R.S. 78.330(3), in all matters over which the
         Board of Directors shall have voting power, the Special Director and the other directors shall each have one vote and the Stockholder Director shall have a number of votes equal of the total number of votes held by the Special Director and the other directors plus one. Except as specifically set forth in this Article FIFTH, the rights of the stockholders and directors of the corporation under applicable law shall not be limited or otherwise affected.

             SIXTH: The capital stock of the corporation, after the amount of the subscription price has been paid, shall not be subject to assessment to pay the debts of the corporation, and no stock issued as fully paid shall be assessable or assessed, nor shall the private property of the stockholders, directors or officers of this corporation be subject to the payment of any corporate debts to any extent whatsoever.

             SEVENTH: The corporation shall have perpetual existence.

             EIGHTH: Every person who was or is a party, or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partner ship, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including


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         attorneys' fees, judgments, fines and amounts paid or incurred in connection therewith). Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnifica tion shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any by-law, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article.

             The personal liability of a director or officer of the corporation or its stockholders shall be limited to the full extent provided by Nevada law for damages for breach of fiduciary duty as an officer or director. This provision shall not eliminate the liability of a director or officer for acts or omissions which involve intentional misconduct, fraud, a knowing violation of the law, or the payment of dividends in violation of N.R.S. 78.300.

             Expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceed ing, upon receipt of and undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. This does not affect the rights to advancement of expenses which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.


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             Without limiting the application of the foregoing, the Board of
         Directors may adopt by-laws from time to time with respect to indemnifica tion, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

             NINTH: Unless otherwise determined by the Board of Directors, no holder of stock of the corporation shall be entitled, as a matter of right, to purchase or subscribe for any stock of any class which the corporation may issue or sell, whether or not exchangeable for any stock of the corporation of unissued shares authorized by the Articles of Incorporation of the corporation as originally filed or by any amendment thereof, or out of shares of stock of the corporation acquired by it after the issue thereof, and whether issued for cash, labor performed, personal property, real property, or leases thereof, nor shall such person be entitled to any right of subscription to any thereof; nor, unless otherwise determined by the Board of Directors, shall any holder of any shares be entitled to such, as a matter of right, to purchase or subscribe for any obligation which the corporation may issue or sell that shall be convertible


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         into or exchangeable for any shares of the stock of its capital stock of any class or classes.

             TENTH: Commencing at the time the indebtedness under the Loan is incurred and continuing for so long as the Loan remains outstanding, the unanimous affirmative vote of all of the members of the Board of Directors (including, without limitation, the Special Director) shall be necessary to authorize the corporation on its own behalf, or, in its capacity as managing member of Venetian, on behalf of Venetian, to (i) cause Venetian or any of its direct or indirect subsidiaries to (a) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally for the corporation, Venetian or any of its direct or indirect subsidiaries; (b) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for it or all or any portion of the properties of the corporation Venetian, or any of its direct or indirect subsidiaries; or
         (c) make any general assignment for the benefit of the creditors of the corporation, Venetian or any of its direct or indirect subsidiaries; or
         (ii)(a) dissolve, liquidate, merge or consolidate the corporation or Venetian with or into any Person or convey or transfer all or substantially all of its properties and assets to any Person, except as permitted by the documents evidencing, securing or otherwise relating to the Loan (the "Loan Documents"); (b) engage, or cause or permit Venetian to engage, in any transaction or joint activity of any kind with an


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         Affiliate, to the extent inconsistent with the provisions of the Loan
         Documents; (c) amend the organizational documents of the corporation or Venetian in any way bearing upon the maintenance of the corporation's or Venetian's separate identity, except as permitted under the Loan Documents; or (d) voluntarily terminate or amend, or cause or permit Venetian to terminate or amend, the Amended and Restated Reciprocal Easement, Use and Operating Agreement, among Venetian, Grand Canal Shops Mall Construction, LLC and Grand Canal Shops Mall, LLC and the Sale and Contribution Agreement, among Venetian, Grand Canal Shops Mall Construction, LLC and Grand Canal Shops Mall, LLC (or any similar replacement agreement).

             ELEVENTH: So long as any of the Loan remains outstanding, the Board of Directors shall not authorize the corporation or Venetian to take title to any personal or real property other than in the name of the corporation or Venetian, as applicable.

             TWELFTH: So long as the Loan remains outstanding, the corporation shall not, and shall not permit Venetian to, commingle its property with the property of any of its Affiliates, except as permitted under the Loan Documents.

             THIRTEENTH: So long as the Loan remains outstanding, the corporation shall, and shall cause Venetian to, (a) pay solely from its assets, or Venetian's assets, as applicable, all obligations of any kind incurred by it and not pay from its assets, or Venetian's assets, as applicable, the obligations of any other Person, except to the extent otherwise expressly permitted under


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         the Loan Documents; (b) conduct business solely in its own name and hold itself out as a separate entity; (c) not enter into or be a party to any transaction with any Affiliate, except on terms which are no less favorable to the corporation (or to Venetian, as applicable) than would be obtained in a comparable arm's length transaction with an unrelated third party, except as permitted under the Loan Documents;
         (d) not acquire obligations or securities of its stockholders or members or any Affiliates of such stockholders or members, except to the extent otherwise expressly permitted under the Loan Documents; (e) not make loans to any other Person or buy or hold evidence of indebtedness issued by any other Person, except as permitted under the Loan Documents; (f) maintain its bank accounts, books and records on a separate basis from those of any other Person and maintain a principal executive and administrative office through which its business is conducted separate from that of any Affiliate; provided, however, that the corporation (or Venetian, as applicable) and any of its Affiliates may have offices in the same location provided there is a fair and appropriate allocation of overhead costs, if any, among the corporation (or Venetian, as applicable) and/or any such Affiliate, and each of the corporation (or Venetian, as applicable) and any such Affiliate bears its fair share of such costs; (g) disclose in any consolidated financial statements for a group of which the corporation is a member, the corporation's separate legal existence and indicate that the assets and liabilities of the corporation are intended to be available only to the creditors of the corporation; (h) observe all corporate or limited liability company formalities



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         regarding its existence, including, without limitation, paying the salaries of its own employees, if any (or paying a proportionate share of the salary of any employee of any Affiliate who performs work for both the corporation (or Venetian, as applicable) and such Affiliate), preparing, filing and paying all taxes on the corporation (or Venetian, as applicable) and, in the case of the corporation, conducting regular meetings (at least once annually) of the Board of Directors and memorializing the determinations of the Board of Directors on all significant transactions; (i) use separate stationery, invoices and checks; (j) correct any known misunderstanding regarding its separate identity; (k) not identify itself as a division of any other Person; and (l) not amend Articles Third, Fifth, Tenth, Eleventh, Twelfth, Thirteenth and Fourteenth of these Amended and Restated Articles of Incorporation in any material manner, except as permitted under the Loan Documents. Nothing hereinabove contained shall in any way limit the ability of: (i) the corporation to pay dividends to its stockholders or (ii) Venetian to make distributions to its members.

             FOURTEENTH: So long as the Loan remains outstanding, the corporation shall not be, and the corporation shall not permit Venetian to be, the obligor or guarantor of, or otherwise be responsible for, the payment of any obligations for borrowed money, except as permitted under the Loan Documents.



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     FURTHER RESOLVED, that a special meeting of stockholders be and it is hereby called and that notice be given in the manner prescribed by the Bylaws of the corporation and by Nevada Revised Statutes, Title 7, Chapter 78, unless such stockholders shall waive the notice of meeting in writing or unless all of said stockholders shall dispense with the holding of a meeting and shall take action upon the proposed amended and restated Articles of Incorporation (the "Amended and Restated Articles") by a consent in writing signed by them; and

     FURTHER RESOLVED, that, in the event that the stockholders shall adopt the Amended and Restated Articles by a vote in favor thereof by at least a majority of the voting power or by a written consent in favor thereof signed by all of them without a meeting, the corporation is hereby authorized to prepare and execute by its President or a Vice President and by its Secretary or an Assistant Secretary a certificate setting forth the Amended and Restated Articles and to cause the same to be filed pursuant to the provisions of Nevada Revised Statutes, Title 7, Chapter 78.

     THIRD: The total number of outstanding shares having voting power of the corporation is 50,001, and the total number of votes entitled to be cast by the holders of all such outstanding shares is 50,001.

     FOURTH: The holders of all of the outstanding shares having voting power dispensed with the holding of a meeting of stockholders and adopted the amendments and restatement herein certified by a consent in writing signed by all of them. Signed on November 6, 1997.
                                                      Las Vegas Sands, Inc.

                                                 By: /s/ William P. Weidner
                                                     ------------------------
                                                     Name: William P. Weidner
                                                     Title: President


                                                 By: /s/ David Friedman
                                                     ------------------------
                                                     Name: David Friedman
                                                     Title: Secretary



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STATE OF NEVADA)
                                                              ss.
COUNTY OF CLARK)


      This instrument was acknowledged before me on November 10, 1997 by William
P. Weidner as President of Las Vegas Sands, Inc.


                                      /s/ Bonnie R. Bruce
                                      ------------------------------------------
                                      NOTARY PUBLIC

                                      Appointment Number: 97-0398-1

                                      My commission expires: January 24, 2001